EXHIBIT 107

Calculation of Filing Fee Tables

S-1

Prospect Energy Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Previously herewith	Equity	Units, each consisting of one ordinary share, $0.0001 par value, one redeemable warrant, (2)	Rule 457(a)	8,625,000	$10.00	$86,250,000	$0.00011020	$9,504.75
	Equity	Ordinary shares included as part of the units(3)	Rule 457(g)	8,625,000	—	—	—	—	(4)
	Other	Redeemable warrants included as part of the units(3)	Rule 457(g)	8,625,000	—	—	—	—	(4)
	Equity	Ordinary shares underlying the redeemable warrants		8,625,000	11.50	99,187,500		$10,930.46
	Equity	Representative Shares	Rule 457(a)	86,250	10.00	$862,500	$0.00011020	$95.05
	Total Offering Amounts					$186,300,000		$20,530.26
	Total Fees Previously Paid							82,121.04
	Total Fee Offsets							N/A
	Net Fee Due							$0.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(2)	Representing 8,625,000 units including 7,500,000 units to be issued in the offering and up to 1,125,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one ordinary share and one redeemable warrant.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.